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Page 1 Biogen Idec Reports Full Year and Fourth Quarter 2007 Results
Media Contact:
Naomi Aoki
Director, Public Affairs
Biogen Idec
Tel: (617) 914-6524
Investment Community Contact:
Keith Regnante
Director, Investor Relations
Biogen Idec
Tel: (617) 679-2812
FOR IMMEDIATE RELEASE
Biogen Idec Reports Full Year and Fourth Quarter 2007 Results
Cambridge, MA, February 6, 2008 — Biogen Idec Inc. (NASDAQ: BIIB), a global biotechnology leader in the discovery, development, manufacturing, and commercialization of innovative therapies, today reported its full year and fourth quarter 2007 results.
Full Year 2007 Highlights:
•	Total revenues in 2007 were $3.17 billion, an increase of 18% from $2.68 billion in 2006. The increase was driven primarily by the continued growth of TYSABRI® (natalizumab) revenue to $230 million for the year, RITUXAN® (rituximab) revenues from the unconsolidated joint business arrangement, which were up 14% to $926 million, and AVONEX® (interferon beta-1a) sales, which increased 9% to $1.87 billion.
•	Global in-market net sales in 2007 of TYSABRI were $343 million, comprised of $218 million in the U.S. and $125 million in Europe.
•	On a reported basis, calculated in accordance with accounting principles generally accepted in the U.S. (GAAP), full year 2007 diluted earnings per share (EPS) were $1.99, an increase of 216% over $0.63 in 2006. GAAP net income for 2007 was $638 million, an increase of 193% over 2006 GAAP net income of $218 million.
•	Non-GAAP diluted EPS for 2007 were $2.74, an increase of 22% over 2006. Non-GAAP net income for 2007 was $879 million, an increase of 13% over 2006 non-GAAP net income of $777 million. These non-GAAP results exclude purchase accounting and merger-related accounting impacts, stock option expense and the

Page 2 Biogen Idec Reports Full Year and Fourth Quarter 2007 Results
cumulative effect of an accounting change relating to the adoption of the stock option expensing rules, and other items.
James Mullen, Biogen Idec’s Chief Executive Officer, commented, “We’re extremely proud of our accomplishments in 2007. We grew revenues by 18% and non-GAAP earnings per share by 22%; we delivered on our four-year growth targets; and we advanced and expanded our pipeline. We’re confident 2008 will be another year of strong financial performance and many meaningful clinical data readouts.”
Fourth Quarter 2007 Highlights:
•	Fourth quarter revenues were $893 million, an increase of 26% from $708 million in the prior year, driven primarily by the continued growth of TYSABRI revenue to $90 million in the quarter, AVONEX sales up 15% to $503 million, and RITUXAN revenues from our unconsolidated joint business arrangement up 17% to $254 million.
•	Global in-market net sales of TYSABRI in the fourth quarter of 2007 were $129 million, comprised of $76 million in the U.S. and $53 million in Europe.
•	Fourth quarter 2007 GAAP diluted EPS were $0.67, an increase of 109% from $0.32 in the fourth quarter of 2006. GAAP net income for the quarter was $201 million, an increase of 84% from $109 million for the fourth quarter of 2006.
•	Fourth quarter 2007 non-GAAP diluted EPS were $0.89, an increase of 68% over non-GAAP diluted EPS of $0.53 in the fourth quarter 2006. Non-GAAP net income for the fourth quarter was $266 million, an increase of 45% over non-GAAP net income of $184 million in the fourth quarter of 2006. These non-GAAP results exclude purchase accounting and merger-related accounting impacts, stock option expense, and other items.
Financial Performance
On a non-GAAP basis, Biogen Idec reported net income of $266 million in the fourth quarter of 2007 and $879 million for the full year 2007. Non-GAAP diluted EPS were $0.89 for the fourth quarter of 2007 and $2.74 for the full year 2007.
On a reported basis, calculated in accordance with GAAP, Biogen Idec reported net income of $201 million (or diluted EPS of $0.67) in the fourth quarter of 2007 and net income of $638 million (or diluted EPS of $1.99) for the full year 2007. The reconciling items between GAAP net income and diluted GAAP EPS and adjusted non-GAAP net income and diluted non-GAAP EPS in the fourth quarter, as itemized in Table 3 within this press release, were primarily as follows:
•	Pre-tax charges of $107 million for in-process R&D related to the consolidation of Neurimmune and Escoublac and the amortization of intangibles related to the 2003

Page 3 Biogen Idec Reports Full Year and Fourth Quarter 2007 Results
Biogen and Idec merger, the 2006 acquisitions of Conforma and Fumapharm, and the 2007 acquisition of Syntonix;
•	Pre-tax other income of $34 million due to the consolidation of Neurimmune;
•	Pre-tax share-based payment expense under SFAS 123R of $9 million, primarily employee stock option expense; and
•	Tax effect of $16 million relating to the items listed above.
Revenue Performance
Revenues from AVONEX, the worldwide leading therapy for patients with relapsing forms of MS, increased 15% in the fourth quarter to $503 million. Full year AVONEX sales increased 9% to $1.87 billion. In 2007, U.S. sales increased 6% to $1.09 billion and international sales increased 14% to $783 million.
Revenues for the fourth quarter and full year 2007 included $254 million and $926 million, respectively, from Biogen Idec’s joint business arrangement related to RITUXAN, a treatment for certain B-cell non-Hodgkin’s lymphomas (NHL) and rheumatoid arthritis (RA) that Biogen Idec co-promotes in the U.S. with Genentech, Inc. All U.S. sales of RITUXAN are recognized by Genentech, and Biogen Idec records its share of the pretax co-promotion profits. U.S. net sales of RITUXAN were $596 million in the fourth quarter (Q4 2006: $560 million) and $2.29 billion for the full year (2006: $2.07 billion), as reported by Genentech.
During the fourth quarter of 2007, Biogen Idec recognized revenue of $90 million related to TYSABRI. This amount is comprised of:
•	$37 million related to product sold through Elan in the U.S.; and
•	$53 million related to product sold in Europe.
As of late December 2007, more than 21,000 patients were on commercial and clinical TYSABRI therapy worldwide. To date, the safety data continues to support a favorable benefit-risk profile for TYSABRI. According to data available as of late December 2007:
•	In the US, approximately 12,900 patients were on TYSABRI therapy commercially and approximately 2,500 physicians have prescribed the therapy;

•	Internationally, approximately 7,500 patients were on TYSABRI therapy commercially;

•	In global clinical trials, approximately 700 patients were on TYSABRI therapy; and

•	There have been no cases of progressive multifocal leukoencephalopathy (PML) since re-launch in the US and launch internationally in July 2006.
Revenues from other products in the fourth quarter of 2007 were $12 million (Q4 2006: $7 million). Current revenues now include FUMADERM® (fumaric acid esters) obtained in connection with the Fumapharm acquisition and also ZEVALIN® (ibritumomab tiuxetan), which was recently sold to Cell Therapeutics.
Table 4 provides individual product revenues.

Page 4 Biogen Idec Reports Full Year and Fourth Quarter 2007 Results
Royalties were $33 million in the fourth quarter and $102 million for the full year 2007.
Financial Guidance
Following its strong performance in 2007, Biogen Idec reiterated its 2008 financial guidance which is consistent with achieving the company’s long term business plan:
•	Total revenue growth of 15%-20% over 2007 as TYSABRI market penetration continues;

•	Increasing operating margin leverage, including:
•	Non-GAAP R&D at 26-28% of total revenue

•	Non-GAAP SG&A at 21-23% of total revenue
•	Non-GAAP tax rate expected to be 28%-30%

•	Non-GAAP diluted EPS in the range of $3.20-$3.35, representing growth consistent with our long-term objectives. This non-GAAP diluted EPS estimate excludes the impact of purchase accounting, merger-related adjustments, stock option expense and their related tax effects;

•	GAAP diluted EPS in the range of $2.23-$2.38.

•	In order to reconcile the 2008 GAAP and non-GAAP guidance, we have excluded the following items from non-GAAP diluted EPS guidance provided above:
•	Purchase accounting charges, including amortization of acquired intangible assets and IPR&D, is estimated to be $340 million pre-tax, or approximately $0.92 per share after-tax, for already completed transactions;

•	Stock option expense due to SFAS 123R in 2008 is estimated to be approximately $20 million pre-tax (including approximately $4 million in R&D and approximately $16 million in SG&A), or approximately $0.05 per share after-tax.

•	The difference between the GAAP and non-GAAP tax rate is a result of the cumulative effects of the reconciliations listed above.
•	Capital expenditures of $210 to $260 million.
Since the Company cannot predict with certainty the nature or the amount of non-operating or unusual charges for 2008, we have made no assumptions regarding other such charges in this GAAP guidance. The Company may incur charges or realize gains in 2008 that could cause actual results to vary from this guidance.
Recent Events
•	On November 9th, Biogen Idec presented positive results from its Phase IIa trial of baminercept (LTbR-Ig or BG9924), the first dual-mechanism, lymphotoxin-β and LIGHT pathway inhibitor in development for the treatment of autoimmune diseases, including RA. The data suggest clinically meaningful improvements in American College of Rheumatology (ACR) scores and individual core set measurements in patients with RA who received baminercept compared with placebo. Results from the Phase IIa trial were presented at ACR’s 73rd Annual Meeting in Boston.

Page 5 Biogen Idec Reports Full Year and Fourth Quarter 2007 Results
•	On November 20th, Biogen Idec and Neurimmune Therapeutics AG announced they entered into an agreement for the worldwide development and commercialization of novel, fully human antibodies for the treatment of Alzheimer’s disease (AD). The alliance will focus on the development of antibodies that bind to amyloid beta, a pathogenic molecule thought to cause neurodegeneration and loss of cognitive function in AD patients.

•	On December 12th, the Board of Directors of Biogen Idec announced that, after completing a review of strategic alternatives to maximize shareholder value, Biogen Idec will continue on its present course as an independent company. The Board emphasized that Biogen Idec’s business strategy is working and generating strong operating and financial performance. The Board also noted that it is confident that continued execution of the Company’s business plan will result in attractive value for stockholders.

•	On December 19th, Biogen Idec announced the first occupant in its Biogen Idec Innovation Incubator (bi3). Bi3 is a corporate initiative designed to contribute to the company’s drug development pipeline by offering entrepreneurial scientists the opportunity to rapidly convert novel biological insights into life-saving and life-changing therapies. The incubator company, Escoublac, is based on the discovery of a new link between bone biology and metabolism by Gerard Karsenty, MD, PhD, professor and chair of Genetics & Development at Columbia University Medical Center.

•	On January 7th, Biogen Idec and Elan Corporation announced new data on the global utilization, safety and overall patient exposure of TYSABRI. As of late December 2007, more than 21,000 patients were on commercial and clinical therapy worldwide. To date, the safety data continue to support a favorable benefit-risk profile for TYSABRI. There have been no cases of PML since re-launch in the US and launch internationally in July 2006.

•	On January 7th, in a presentation to investors at the 26th Annual JPMorgan Healthcare Conference, CEO James C. Mullen outlined the company’s key growth opportunities, long-range strategy and financial goals. In addition to reiterating Biogen Idec’s 2010 business goals, Mullen announced new data on the global utilization, safety and overall patient exposure of TYSABRI. In addition, Mullen provided an update on Biogen Idec’s 15 product candidates in Phase 2 clinical trials or beyond, as well as the 10 or more data readouts expected between September 2007 and year-end 2008. Biogen Idec also revised upward full-year 2007 financial guidance and issued full-year 2008 guidance.

•	On January 8th, Ophthotech Corp, Biogen Idec and PDL BioPharma announced that they have entered into an exclusive worldwide licensing agreement for an anti-angiogenesis antibody to treat Age-Related Macular Degeneration. Under the terms of the agreement, Biogen Idec and PDL have granted Ophthotech worldwide development and commercial rights to all ophthalmic uses of volociximab (M200).

Page 6 Biogen Idec Reports Full Year and Fourth Quarter 2007 Results
•	On January 10th, Biogen Idec announced the appointment of Nancy L. Leaming to its Board of Directors. For twenty years, Leaming, 60, served in several executive positions at Tufts Health Plan, including President and CEO (2003-2005), President and Chief Operating Officer (1997-2003) and Chief Operating Officer (1986-1997). She is currently a member of the boards of directors at Hologic Inc., where she chairs the Audit Committee, Edgewater Technology Inc., the Massachusetts Taxpayers Foundation and the American Red Cross of Massachusetts.

•	On January 14th, Elan and Biogen Idec announced the approval of a supplemental Biologics License Application (sBLA) by the U.S. Food and Drug Administration (FDA) for TYSABRI. TYSABRI is now approved for inducing and maintaining clinical response and remission in adult patients with moderately to severely active Crohn’s Disease (CD) with evidence of inflammation who have had an inadequate response to, or are unable to tolerate, conventional CD therapies and inhibitors of TNF-alpha. The FDA granted approval based on its review of TYSABRI CD clinical trial data and overall safety data. The approval is accompanied by robust labeling with safety warnings; and a CD-specific risk management plan (including the mandatory TOUCH™ Prescribing Program) designed to inform prescribers, patients and infusion centers about the use of TYSABRI and to minimize potential risk of progressive multifocal leukoencephalopathy (PML) and other opportunistic infections.

•	On January 24th, Genentech and Biogen Idec announced that a Phase III clinical study of RITUXAN in biologic-naïve patients met its primary endpoint of a significantly greater proportion of RITUXAN-treated patients achieving an ACR20 response at week 24, compared to placebo. The study, known as SERENE, enrolled patients with moderately-to-severely active RA who had an inadequate response to prior treatment with methotrexate, a disease modifying antirheumatic drug (DMARD-IR).

•	On January 28th, Biogen Idec announced that it had received notice from Icahn Partners LP and certain of its affiliates for the nomination of three individuals, Alexander J. Denner, Richard C. Mulligan and Anne B. Young, to Biogen Idec’s Board of Directors at the Company’s 2008 Annual Meeting. The notice also includes a proposal to amend the Company’s bylaws to set the size of the Board at 12. Biogen Idec’s Board said it will review the notice and consider it in light of the best interests of all shareholders of the Company.
Use of Non-GAAP Financial Measures
Our “non-GAAP net income” and “non-GAAP diluted EPS” financial measures are defined as reported, or GAAP, net income and diluted EPS excluding, for the reasons discussed below, (1) purchase accounting and merger-related adjustments, (2) stock option expense and the cumulative effect of an accounting change relating to the initial adoption of SFAS 123R and (3) other items. We believe it is important to share these non-GAAP financial measures with shareholders as they: better represent the ongoing

Page 7 Biogen Idec Reports Full Year and Fourth Quarter 2007 Results
economics of the business, reflect how we manage the business internally and set operational goals, and form the basis of our management incentive programs. Accordingly, we believe investors’ understanding of the Company’s financial performance is enhanced as a result of our disclosing these non-GAAP financial measures. Non-GAAP net income and diluted EPS should not be viewed in isolation or as a substitute for reported, or GAAP, net income and diluted EPS.
Purchase accounting and merger-related adjustments — Non-GAAP net income and diluted EPS exclude certain purchase accounting impacts such as those related to the merger with Biogen, Inc. (the “Merger”), the acquisitions of Fumapharm AG, Conforma Therapeutics and Syntonix Pharmaceuticals, and the consolidation of Cardiokine, Neurimmune, and Escoublac. These include charges for in process research and development and the incremental charge to cost of goods sold from our sale of acquired inventory that was written up to fair value at the acquisition date. Also excluded are the incremental charges related to the amortization of the acquired intangible assets. Excluding these charges allows management and investors an alternative view of our financial results “as if” the acquired intangible asset had been developed internally rather than acquired and, therefore, provides a supplemental measure of performance in which the Company’s acquired intellectual property is treated in a comparable manner to its internally developed intellectual property.
Stock option expense and the cumulative effect of an accounting change relating to the initial adoption of SFAS 123R — Non-GAAP net income and diluted EPS exclude the impact of our stock option expense recorded in accordance with SFAS 123R and the cumulative effect of an accounting change relating to its initial adoption. We believe that excluding the impact of expensing stock options better reflects the recurring economic characteristics of our integrated business. We do include the P&L impact of restricted stock awards and cash incentives in our non-GAAP results.
Other items — Non-GAAP net income and diluted EPS exclude other unusual or non-recurring items that are evaluated on an individual basis. Our evaluation of whether to exclude an item for purposes of determining our non-GAAP financial measures considers both the quantitative and qualitative aspects of the item, including, among other things (i) its size and nature, (ii) whether or not it relates to our ongoing business operations, and (iii) whether or not we expect it to occur as part of our normal business on a regular basis. Items excluded for purposes of determining non-GAAP net income and diluted EPS are restructuring charges, a net gain on sale of long-lived assets and impairments, the gain/loss on settlement of license agreements with Fumedica and Fumapharm AG, and the tax effects of these adjustments.
The Company has reconciled the GAAP net income and diluted EPS for the three-month and twelve-month periods ended December 31, 2007 and 2006 to the non-GAAP measures of net income and diluted EPS in Table 3 of this press release.
Conference Call and Webcast
The Company’s earnings conference call for the fourth quarter will be broadcast via the internet at 8:30 a.m. ET on February 6, 2008, and will be accessible through the investor

Page 8 Biogen Idec Reports Full Year and Fourth Quarter 2007 Results
relations section of Biogen Idec’s homepage, http://www.biogenidec.com. Supplemental information in the form of a slide presentation will also be accessible at the same location on the internet at the time of the earnings conference call and will be available on our web site subsequently through February 29, 2008.
About Biogen Idec
Biogen Idec creates new standards of care in therapeutic areas with high unmet medical needs. Founded in 1978, Biogen Idec is a global leader in the discovery, development, manufacturing, and commercialization of innovative therapies. Patients in more than 90 countries benefit from Biogen Idec’s significant products that address diseases such as lymphoma, multiple sclerosis, and rheumatoid arthritis. For product labeling, press releases and additional information about the company, please visit www.biogenidec.com.
Safe Harbor
This press release contains forward-looking statements, which appear under the heading “Financial Guidance”, “Revenue Performance”, and “Recent Highlights” above and in the comments from James Mullen, our CEO. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from that which we expect. Important factors that could cause our actual results to differ include our continued dependence on our two principal products, AVONEX and RITUXAN, the uncertainty of success in commercializing other products including TYSABRI, the occurrence of adverse safety events with our products, the consequences of the nomination of directors for election to our Board by an activist shareholder, the failure to execute our growth strategy successfully or to compete effectively in our markets, our dependence on collaborations over which we may not always have full control, possible adverse impact of government regulation and changes in the availability of reimbursement for our products, problems with our manufacturing processes and our reliance on third parties, fluctuations in our operating results, our ability to protect our intellectual property rights and the cost of doing so, the risks of doing business internationally and the other risks and uncertainties that are described in Item 1.A. Risk Factors in our reports on Form 10-K and Form 10-Q and in other periodic and current reports we file with the SEC. These forward-looking statements speak only as of the date of this press release, and we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.
Important Information
Biogen Idec and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Biogen Idec in connection with the Company’s 2008 annual meeting of stockholders. Information concerning the interests of participants in the solicitation of proxies will be included in any proxy statement filed by Biogen Idec in connection with the Company’s 2008 annual meeting of stockholders. In addition, Biogen Idec files annual, quarterly and special reports with the Securities and Exchange Commission (the

Page 9 Biogen Idec Reports Full Year and Fourth Quarter 2007 Results
“SEC”). The proxy statements and other reports, when available, can be obtained free of charge at the SEC’s web site at www.sec.gov or from Biogen Idec at www.biogenidec.com. Biogen Idec stockholders are advised to read carefully any proxy statement filed in connection with the Company’s 2008 annual meeting of stockholders when it becomes available before making any voting or investment decision. The Company’s proxy statement will also be available for free by writing to Biogen Idec Inc., 14 Cambridge Center, Cambridge, MA 02142. In addition, copies of the proxy materials may be requested from our proxy solicitor, Innisfree M&A Incorporated, by toll-free telephone at (877) 750-5836 or by e-mail at info@innisfreema.com.

TABLE 1
Biogen Idec Inc.
December 31, 2007
Consolidated Statements of Income
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
REVENUES

Product	$604,227	$463,617	$2,136,821	$1,781,313

Unconsolidated joint business	253,707	217,568	926,098	810,864

Royalties	32,969	25,517	102,141	86,231

Corporate partner	2,397	1,639	6,557	4,641

Total revenues	893,300	708,341	3,171,617	2,683,049

COST AND EXPENSES

Cost of sales	87,566	62,103	335,192	274,383

Research and development	229,292	199,480	925,164	718,390

Selling, general and administrative	193,730	186,945	776,103	685,067

Amortization of acquired intangible assets	70,925	60,020	257,495	266,998

Collaboration profit (loss) sharing	13,909	(4,393)	14,079	(9,682)

Acquired in-process research and development	35,808	—	84,172	330,520

Gain on sale of long lived assets and impairments, net	(360)	(15,584)	(360)	(16,507)

Loss/(gain) on settlement of license agreements, net	—	28,052	—	(6,140)

Total cost and expenses	630,870	516,623	2,391,845	2,243,029

Income from operations	262,430	191,718	779,772	440,020

Other income/(expense), net	32,631	(10,647)	130,823	52,143

INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE	295,061	181,071	910,595	492,163

Income taxes	93,911	72,515	272,423	278,431

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	201,150	108,556	638,172	213,732

Cumulative effect of accounting change, net of income tax	—	—	—	3,779

NET INCOME	$201,150	$108,556	$638,172	$217,511

BASIC EARNINGS PER SHARE
Income before cumulative effect of accounting change	$0.68	$0.32	$2.02	$0.63
Cumulative effect of accounting change, net of income tax	—	—	—	0.01

BASIC EARNINGS PER SHARE	$0.68	$0.32	$2.02	$0.64

DILUTED EARNINGS PER SHARE
Income before cumulative effect of accounting change	$0.67	$0.32	$1.99	$0.62
Cumulative effect of accounting change, net of income tax	—	—	—	0.01

DILUTED EARNINGS PER SHARE	$0.67	$0.32	$1.99	$0.63

SHARES USED IN CALCULATING:
BASIC EARNINGS PER SHARE	294,561	335,645	315,836	338,585

DILUTED EARNINGS PER SHARE	299,665	343,070	320,171	345,281

Numbers may not foot due to rounding.

TABLE 2
Biogen Idec Inc.
December 31, 2007
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31,	December 31,
	2007	2006
ASSETS

Cash, cash equivalents and marketable securities	$979,070	$902,691

Cash collateral received for loaned securities	208,209	—

Accounts receivable, net	392,646	317,353

Loaned securities	204,433	—

Inventory	233,987	169,102

Other current assets	350,062	323,421

Total current assets	2,368,407	1,712,567

Marketable securities	932,271	1,412,238

Property and equipment, net	1,497,383	1,280,385

Intangible assets, net	2,492,354	2,747,241

Goodwill	1,137,372	1,154,757

Investments and other assets	201,028	245,620

TOTAL ASSETS	$8,628,815	$8,552,808

LIABILITIES AND SHAREHOLDERS’ EQUITY

Collateral received on loaned securities	$208,209	$—

Short-term debt	1,511,135	—

Other current liabilities	469,831	582,855

Long-term deferred tax liability	521,525	643,645
Other long-term liabilities	383,820	176,530
Shareholders’ equity	5,534,295	7,149,778

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$8,628,815	$8,552,808

Numbers may not foot due to rounding.

TABLE 3
Biogen Idec Inc.
December 31, 2007
Condensed Consolidated Statements of Income — Non-GAAP
(in millions, except per share amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
EARNINGS PER SHARE	2007	2006	2007	2006

GAAP earnings per share — Diluted	$0.67	$0.32	$1.99	$0.63
Adjustment to net income (as detailed below)	0.22	0.21	0.75	1.62

Non-GAAP earnings per share — Diluted	$0.89	$0.53	$2.74	$2.25

An itemized reconciliation between net income on a GAAP basis and net income on a non-GAAP basis is as follows:

GAAP net income	$201.2	$108.6	$638.2	$217.5
Adjustments:
COGS: Fair value step up of inventory acquired from former Biogen, Inc. and Fumapharm	—	—	—	7.8
COGS: Stock option expense	—	—	0.1	0.1
R&D: Restructuring	—	—	1.2	0.3
R&D: Stock option expense	3.5	2.9	12.9	19.3
SG&A: Merger related and purchase accounting costs	—	—	—	0.1
SG&A: Restructuring	—	0.4	0.6	2.0
SG&A: Stock option expense	5.3	4.6	22.6	28.9
Amortization of acquired intangible assets	70.9	60.0	257.5	267.0
In-process research and development related to the consolidation of Cardiokine, Neurimmune and Escoublac, and acquisitions of Syntonix, Conforma, and Fumapharm	35.8	—	84.2	330.5
Loss/(gain) on settlements of license agreements with Fumedica and with Fumapharm AG, net	—	28.1	—	(6.1)
Gain on sale of long lived assets and impairments, net	(0.4)	(15.6)	(0.4)	(16.5)
Other income, net: Consolidation of Cardiokine and Neurimmune and gain on sale of long lived assets	(34.3)	—	(72.3)	—
Income taxes: Income tax effect of reconciling items	(16.0)	(5.5)	(65.5)	(70.3)
Cumulative effect of accounting change from adoption of SFAS 123R, net of income tax	—	—	—	(3.8)

Non-GAAP net income	$266.0	$183.5	$879.1	$776.8

Numbers may not foot due to rounding.

TABLE 4
Biogen Idec Inc.
December 31, 2007
Product Revenues
(in thousands)
(unaudited)

	Three Months Ended
	December 31,
	2007	2006
PRODUCT REVENUES

Avonex®	$502,525	$438,758

Tysabri®	89,642	17,569

Amevive®	419	376

Zevalin®	2,622	3,879

Fumaderm®	9,019	3,035

Total product revenues	$604,227	$463,617

	Twelve Months Ended
	December 31,
	2007	2006
PRODUCT REVENUES

Avonex®	$1,867,842	$1,706,719

Tysabri®	229,844	35,831	**

Amevive®	724	11,524

Zevalin®	16,864	17,767

Fumaderm®	21,547	9,472

Total product revenues	$2,136,821	$1,781,313

**	Biogen Idec’s TYSABRI revenues for the twelve months ended December 31, 2006 includes $14 million of revenue that was deferred at the time of the initial TYSABRI launch in accordance with the Company’s revenue recognition policy. The revenue was recognized in Q3 2006, as the ultimate disposition of the product was determined in that period.
Numbers may not foot due to rounding.